Exhibit 99

VF Reports Second Quarter Fiscal 2019 Results; Raises Dividend and Full Year Fiscal 2019 Outlook

  Revenue from continuing operations increased 15 percent (up 16 percent in constant dollars) to $3.9 billion; revenue from continuing operations increased 6 percent (up 7 percent in constant dollars) excluding the revenue contribution from acquisitions;
  Active segment revenue increased 19 percent (up 20 percent in constant dollars) including a 26 percent (27 percent in constant dollars) increase in Vans® brand revenue; Outdoor segment revenue increased 6 percent (up 7 percent in constant dollars) including a 5 percent (7 percent in constant dollars) increase in The North Face® brand revenue and a 5-percentage point revenue growth contribution from acquisitions;
  International revenue increased 13 percent (up 15 percent in constant dollars), including a 9-percentage point revenue growth contribution from acquisitions;
  Direct-to-consumer revenue increased 19 percent (up 20 percent in constant dollars), including a 6-percentage point revenue growth contribution from acquisitions; Digital revenue increased 48 percent (up 49 percent in constant dollars), including a 17-percentage point revenue growth contribution from acquisitions;
  Gross margin from continuing operations decreased 10 basis points to 50.1 percent; on an adjusted basis, gross margin was in line with the prior year at 50.2 percent; excluding the impact of acquisitions, on an adjusted basis, gross margin increased 70 basis points to 50.9 percent;
  Earnings per share from continuing operations was $1.26. Adjusted earnings per share from continuing operations increased 19 percent (up 21 percent in constant dollars) to $1.43, including an $0.08 contribution from acquisitions;
  Full year fiscal 2019 revenue is now expected to increase at least 11 percent to at least $13.7 billion;
  Full year fiscal 2019 adjusted earnings per share is now expected to be $3.65, reflecting an increase of 16 percent; and,
  Quarterly dividend increased by 11 percent to $0.51 per share.

GREENSBORO, N.C.--(BUSINESS WIRE)--October 19, 2018--VF Corporation (NYSE: VFC) today reported financial results for its second quarter ended September 29, 2018. All per share amounts are presented on a diluted basis. This release refers to “reported” and “constant dollar” amounts, terms that are described under the heading “Constant Currency - Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “constant dollar” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading “Discontinued Operations - Nautica® Brand Business and Licensing Business.” Unless otherwise noted, results presented are based on continuing operations. This release also refers to “adjusted” amounts, terms that are described under the heading “Adjusted Amounts - Excluding Williamson-Dickie, Icebreaker®, Altra®, Reef®, and Jeans Spin-Off Transaction and Deal Related Expenses, Costs Related to Office Relocations and the Provisional Impact of U.S. Tax Legislation.” Unless otherwise noted, “reported” and “adjusted” amounts are the same.

Constant Currency - Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation impacts from foreign currency exchange rates. This release also refers to “constant dollar” amounts, which exclude the impact of translating foreign currencies into U.S. dollars. Reconciliations of GAAP measures to constant currency amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Discontinued Operations - Nautica® Brand Business and Licensing Business

On April 30, 2018, the company completed the sale of its Nautica® brand business. On April 28, 2017, the company completed the sale of its Licensed Sports Group (“LSG”) business, including the Majestic® brand. In conjunction with the LSG divestiture, VF executed its plan to entirely exit the licensing business and completed the sale of the assets of the JanSport® brand collegiate business in the fourth quarter of 2017. Accordingly, the company has included the operating results of these businesses in discontinued operations through their respective dates of sale.

Adjusted Amounts - Excluding Williamson-Dickie, Icebreaker®, Altra®, Reef®, and Jeans Spin-Off Transaction and Deal Related Expenses, Costs Related to Office Relocations and the Provisional Impact of U.S. Tax Legislation

This release refers to adjusted amounts that exclude transaction and deal related expenses associated with the acquisitions and integration of Williamson-Dickie, Icebreaker® and Altra®, and the estimated losses on sale related to the expected divestitures of the Reef® brand and the Van Moer business, which was acquired in connection with the Williamson-Dickie acquisition. The release also refers to transaction expenses associated with the planned spin-off of the Jeans business. Total transaction and deal related expenses, including the estimated losses on sale, were approximately $53 million in the second quarter of fiscal 2019 and $72 million in the first six months of fiscal 2019.

This release also refers to adjusted amounts that exclude costs primarily associated with the previously announced relocations of VF’s global headquarters and certain brands to Denver, Colorado. Total costs were approximately $11 million in the second quarter and first six months of fiscal 2019.

Adjusted amounts in this release also exclude the provisional amounts recorded due to recent U.S. tax legislation. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act. Measurement period adjustments related to the provisional net charge resulted in a net expense of approximately $16 million in the second quarter of fiscal 2019 and $13 million in the first six months of fiscal 2019.

Combined, the above net charges negatively impacted earnings per share by $0.17 during the second quarter of fiscal 2019 and $0.20 during the first six months of fiscal 2019. All adjusted amounts referenced herein exclude the effects of these amounts.

Reconciliations of measures calculated in accordance with GAAP to adjusted amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

“VF’s second quarter results were strong driven by our core brands, the company’s international and direct-to-consumer platforms, and our work businesses,” said Steve Rendle, Chairman, President and Chief Executive Officer. “As we move into the second half of our fiscal year, we are confident in our growth engines as evidenced by the increase in both our dividend and full year outlook. We continue to invest behind our strategic growth priorities, and the actions we are taking continue to advance our journey toward transforming VF into a purpose-led, performance-driven, consumer centric organization focused on and committed to delivering superior returns to shareholders.”

Second Quarter Fiscal 2019 Income Statement Review

  Revenue increased 15 percent (up 16 percent in constant dollars) to $3.9 billion, including a $324 million revenue contribution from the Williamson-Dickie, Icebreaker® and Altra® acquisitions. Excluding acquisitions, revenue increased 6 percent (up 7 percent in constant dollars), driven by VF’s largest brands, international and direct-to-consumer platforms, and Active and Work segments.
  Gross margin declined 10 basis points to 50.1 percent, as the impact of acquisitions was partially offset by a mix-shift toward higher margin businesses and continued focus on fundamentals. On an adjusted basis, gross margin was in line with the prior year at 50.2 percent due to the impact of acquisitions. Adjusted gross margin, excluding acquisitions, increased 70 basis points to 50.9 percent.
  Operating income on a reported basis was $659 million. On an adjusted basis, operating income increased 19 percent to $690 million, including a $40 million contribution from acquisitions. Operating margin on a reported basis declined 10 basis points to 16.9 percent. Adjusted operating margin increased 60 basis points to 17.7 percent. Adjusted operating margin, excluding acquisitions, increased 100 basis points to 18.1 percent.
  Earnings per share was $1.26 on a reported basis. On an adjusted basis, earnings per share increased 19 percent (21 percent in constant dollars) to $1.43, including an $0.08 contribution from acquisitions.

Balance Sheet Highlights

Inventories were up 22 percent compared with the same period last year. Excluding the impact of acquisitions, inventories increased 5 percent. The company has $4 billion remaining under its current share repurchase authorization.

Adjusted Full Year Fiscal 2019 Outlook

The following outlook for fiscal year 2019 is on an adjusted basis and has been updated to include the following:

  Revenue is now expected to be at least $13.7 billion, reflecting an increase of at least 11 percent which compares to the previous expectation of revenue between $13.6 billion and $13.7 billion. The updated revenue outlook includes the negative impact of the expected divestitures of the Reef® brand and the Van Moer business. By segment, revenue for Outdoor is now expected to increase 7 percent to 8 percent versus the previous expectation of a 6 percent to 8 percent increase; revenue for Active is now expected to increase 14 percent to 15 percent versus the previous expectation of a 13 percent to 14 percent increase; revenue for Work is still expected to increase more than 35 percent; and, revenue for Jeans is now expected to decline 1 percent to 2 percent versus the previous expectation of revenue in line with the prior year.
  International revenue is still expected to increase between 12 percent and 13 percent.
  Direct-to-consumer revenue is now expected to increase between 12 percent and 14 percent versus the previous expectation of an 11 percent to 13 percent increase. Digital revenue is still expected to increase more than 30 percent.
  Adjusted Gross margin is still expected to approximate 51 percent.
  Adjusted Operating margin is now expected to increase 80 basis points to 13.5 percent, versus the previous expectation of 13.4 percent.
  Adjusted Earnings per share is now expected to be $3.65, reflecting an increase of 16 percent. This compares to the previous expectation of $3.52 to $3.57.
  Cash flow from operations is now expected to approximate $1.8 billion versus the previous expectation of cash flow from operations to exceed $1.7 billion.
  Other full year assumptions include an effective tax rate of about 16 percent (down from 16.5 percent previously) and capital expenditures of approximately $275 million.

Dividend Declared

On October 16, 2018, VF’s Board of Directors declared a quarterly dividend of $0.51 per share, reflecting a 11 percent increase over the previous quarter’s dividend. This dividend will be payable on December 20, 2018, to shareholders of record at the close of business on December 10, 2018.

Webcast Information

VF will host its second quarter fiscal 2019 conference call beginning at 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Presentation

A presentation on second quarter fiscal 2019 results will be available at ir.vfc.com beginning at approximately 7:30 a.m. Eastern Time today and will be archived at the same location.

About VF

VF Corporation (NYSE: VFC) outfits consumers around the world with its diverse portfolio of iconic lifestyle brands, including Vans®, The North Face®, Timberland®, Wrangler® and Lee®. Founded in 1899, VF is one of the world’s largest apparel, footwear and accessories companies with socially and environmentally responsible operations spanning numerous geographies, product categories and distribution channels. VF is committed to delivering innovative products to consumers and creating long-term value for its customers and shareholders. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the proposed spin-off of our Jeanswear business, including the risk that the spin-off will not be consummated within the anticipated time period or at all; the risk of disruption to our business in connection with the proposed spin-off and that we could lose revenue as a result of such disruption; the risk that the companies resulting from the spin-off do not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of both businesses; and the risk that the combined value of the common stock of the two publicly-traded companies will not be equal to or greater than the value of VF Corporation common stock had the spin-off not occurred. There are also risks associated with the relocation of our global headquarters and a number of brands to the metro Denver area, including the risk of significant disruption to our operations, the temporary diversion of management resources and loss of key employees who have substantial experience and expertise in our business, the risk that we may encounter difficulties retaining employees who elect to transfer and attracting new talent in the Denver area to replace our employees who are unwilling to relocate, the risk that the relocation may involve significant additional costs to us and that the expected benefits of the move may not be fully realized. Other risks include foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF’s reliance on a small number of large customers; the financial strength of VF’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international and direct-to-consumer businesses; VF’s and its vendors’ ability to maintain the strength and security of information technology systems; VF’s ability to properly collect, use, manage and secure consumer and employee data; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended September		%	Six Months Ended September		%
	2018	2017 (a)	Change	2018	2017 (a)	Change
Net revenues	$3,907,386	$3,392,934	15%	$6,695,532	$5,661,554	18%
Costs and operating expenses
Cost of goods sold	1,950,601	1,689,041	15%	3,335,578	2,831,517	18%
Selling, general and administrative expenses	1,298,116	1,128,366	15%	2,470,403	2,094,834	18%
Total costs and operating expenses	3,248,717	2,817,407	15%	5,805,981	4,926,351	18%
Operating income	658,669	575,527	14%	889,551	735,203	21%
Interest, net	(25,513)	(22,537)	13%	(49,397)	(43,144)	14%
Other income (expense), net	(34,055)	(1,913)	*	(54,721)	(5,130)	*
Income from continuing operations before income taxes	599,101	551,077	9%	785,433	686,929	14%
Income taxes	91,980	77,257	19%	118,359	106,017	12%
Income from continuing operations	507,121	473,820	7%	667,074	580,912	15%
Income (loss) from discontinued operations, net of tax	—	(87,680)	*	405	(84,883)	*
Net income	$507,121	$386,140	31%	$667,479	$496,029	35%
Earnings (loss) per common share - basic (b)
Continuing operations	$1.28	$1.20	6%	$1.69	$1.47	15%
Discontinued operations	—	(0.22)	*	—	(0.21)	*
Total earnings per common share - basic	$1.28	$0.98	30%	$1.69	$1.26	35%
Earnings (loss) per common share - diluted (b)
Continuing operations	$1.26	$1.19	6%	$1.66	$1.46	14%
Discontinued operations	—	(0.22)	*	—	(0.21)	*
Total earnings per common share - diluted	$1.26	$0.97	30%	$1.67	$1.24	34%
Weighted average shares outstanding
Basic	395,892	393,258		395,029	395,161
Diluted	401,939	397,384		400,744	398,948
Cash dividends per common share	$0.46	$0.42	10%	$0.92	$0.84	10%

* Calculation not meaningful

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year. In connection with the change in fiscal year end to the Saturday closest to March 31 from the Saturday closest to December 31, VF’s current fiscal year will run from April 1, 2018 through March 30, 2019 (“fiscal 2019”). For presentation purposes herein, all references to periods ended September 2018 relate to the 13-week and 26-week fiscal periods ended September 29, 2018 and all references to periods ended September 2017 relate to the 13-week and 26-week fiscal periods ended September 30, 2017. References to March 2018 relate to the balance sheet as of March 31, 2018.

(a) In the first quarter of fiscal 2019, VF adopted ASU 2017-07, “Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” and restated the prior periods to conform to current year presentation. For the three months ended September 2017, operating income increased and other income (expense), net decreased by $1.5 million. For the six months ended September 2017, operating income increased and other income (expense), net decreased by $3.1 million.

(b) Amounts have been calculated using unrounded numbers.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	September	March	September
	2018	2018	2017
ASSETS
Current assets
Cash and equivalents	$352,781	$680,762	$1,545,535
Accounts receivable, net	2,196,064	1,408,587	1,815,198
Inventories	2,247,908	1,861,441	1,843,451
Other current assets	621,201	732,533	423,243
Total current assets	5,417,954	4,683,323	5,627,427
Property, plant and equipment	1,035,671	1,011,617	905,671
Goodwill and intangible assets	3,846,913	3,813,329	3,267,041
Other assets	829,887	803,041	1,074,782
Total assets	$11,130,425	$10,311,310	$10,874,921
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$1,570,516	$1,525,106	$1,985,287
Current portion of long-term debt	5,885	6,265	253,831
Accounts payable	732,453	583,004	532,381
Accrued liabilities	1,199,842	1,024,454	1,049,896
Total current liabilities	3,508,696	3,138,829	3,821,395
Long-term debt	2,150,595	2,212,555	2,144,221
Other liabilities	1,291,578	1,271,830	971,885
Total liabilities	6,950,869	6,623,214	6,937,501
Stockholders’ equity	4,179,556	3,688,096	3,937,420
Total liabilities and stockholders’ equity	$11,130,425	$10,311,310	$10,874,921

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended September
	2018 (a)	2017 (a)
Operating activities
Net income	$667,479	$496,029
Impairment of goodwill	—	104,651
Depreciation and amortization	144,995	141,152
Other adjustments	(709,523)	(524,987)
Cash provided by operating activities	102,951	216,845
Investing activities
Business acquisitions, net of cash received	(320,405)	—
Proceeds from sale of businesses, net of cash sold	288,273	213,494
Capital expenditures	(140,196)	(83,537)
Software purchases	(32,748)	(32,794)
Other, net	(13,251)	(3,734)
Cash (used) provided by investing activities	(218,327)	93,429
Financing activities
Net increase from short-term borrowings, long-term debt and other	37,112	1,695,334
Purchases of treasury stock	(480)	(762,059)
Cash dividends paid	(363,851)	(330,280)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	130,114	44,861
Cash (used) provided by financing activities	(197,105)	647,856
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(17,270)	(16,142)
Net change in cash, cash equivalents and restricted cash	(329,751)	941,988
Cash, cash equivalents and restricted cash – beginning of year	689,190	608,280
Cash, cash equivalents and restricted cash – end of period	$359,439	$1,550,268

(a) The cash flows related to discontinued operations have not been segregated, and are included in the Condensed Consolidated Statements of Cash Flows.

VF CORPORATION Supplemental Financial Information Reportable Segment Information (Unaudited) (In thousands)

	Three Months Ended September		% Change	% Change Constant Currency (a)	% Change Organic (b)	Six Months Ended September		% Change	% Change Constant Currency (a)	% Change Organic (b)
	2018	2017				2018	2017
Segment revenues
Outdoor	$1,466,503	$1,381,002	6%	7%	1%	$2,035,103	$1,917,252	6%	6%	1%
Active	1,299,961	1,089,616	19%	20%	19%	2,436,898	1,998,906	22%	21%	22%
Work	472,827	210,062	125%	125%	5%	915,429	416,919	120%	119%	6%
Jeans	632,896	682,884	(7)%	(6)%	(7)%	1,236,663	1,270,787	(3)%	(2)%	(3)%
Other (c)	35,199	29,370	20%	20%	20%	71,439	57,690	24%	24%	24%
Total segment revenues	$3,907,386	$3,392,934	15%	16%	6%	$6,695,532	$5,661,554	18%	18%	8%
Segment profit (loss)
Outdoor	$258,121	$250,596	3%	4%		$174,626	$188,578	(7)%	(4)%
Active	351,051	273,092	29%	29%		620,248	457,720	36%	34%
Work	57,917	34,260	69%	69%		113,161	68,419	65%	65%
Jeans	97,658	117,563	(17)%	(16)%		184,707	198,821	(7)%	(8)%
Other (c)	539	(782)	*	*		2,699	(1,104)	*	*
Total segment profit	765,286	674,729	13%	14%		1,095,441	912,434	20%	20%
Corporate and other expenses	(140,672)	(101,115)	39%	39%		(260,611)	(182,361)	43%	43%
Interest, net	(25,513)	(22,537)	13%	13%		(49,397)	(43,144)	14%	14%
Income from continuing operations before income taxes	$599,101	$551,077	9%	10%		$785,433	$686,929	14%	14%

The business segment information provided above reflects changes in VF’s operating structure during the first quarter of fiscal 2019. These changes have been made to all periods presented and had no impact on VF’s consolidated results of operations.

(a) Refer to constant currency definition on the following pages.

(b) Excludes the operating results of Williamson-Dickie, Icebreaker® and Altra®. Refer to Non-GAAP financial information on “Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Six Months Ended September 2018” page for additional information.

(c) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes sales of non-VF products at VF Outlet® stores and results from transition services related to the sale of the Nautica® brand business.

* Calculation not meaningful

VF CORPORATION Supplemental Financial Information Reportable Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended September 2018
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$1,466,503	$16,044	$1,482,547
Active	1,299,961	11,783	1,311,744
Work	472,827	37	472,864
Jeans	632,896	12,066	644,962
Other	35,199	—	35,199
Total segment revenues	$3,907,386	$39,930	$3,947,316
Segment profit
Outdoor	$258,121	$3,523	$261,644
Active	351,051	2,286	353,337
Work	57,917	4	57,921
Jeans	97,658	1,022	98,680
Other	539	—	539
Total segment profit	765,286	6,835	772,121
Corporate and other expenses	(140,672)	(155)	(140,827)
Interest, net	(25,513)	—	(25,513)
Income from continuing operations before income taxes	$599,101	$6,680	$605,781
Diluted earnings per share growth	6%	1%	7%

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reportable Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Six Months Ended September 2018
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$2,035,103	$201	$2,035,304
Active	2,436,898	(15,079)	2,421,819
Work	915,429	(428)	915,001
Jeans	1,236,663	9,630	1,246,293
Other	71,439	—	71,439
Total segment revenues	$6,695,532	$(5,676)	$6,689,856
Segment profit
Outdoor	$174,626	$5,516	$180,142
Active	620,248	(5,051)	615,197
Work	113,161	31	113,192
Jeans	184,707	(921)	183,786
Other	2,699	—	2,699
Total segment profit	1,095,441	(425)	1,095,016
Corporate and other expenses	(260,611)	228	(260,383)
Interest, net	(49,397)	—	(49,397)
Income from continuing operations before income taxes	$785,433	$(197)	$785,236
Diluted earnings per share growth	14%	—%	14%

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Six Months Ended September 2018

(Unaudited)

(In thousands, except per share amounts)

Three Months Ended September 2018	As Reported under GAAP	Transaction and Deal Related Costs (a)	Relocation and other Restructuring Costs (b)	Impact of Tax Act (c)	Adjusted	Contribution from Acquisitions (d)	Adjusted Organic
Revenues	$3,907,386	$—	$—	$—	$3,907,386	$(323,546)	$3,583,840

Gross profit	1,956,785	2,891	2,948	—	1,962,624	(138,597)	1,824,027
Percent	50.1%				50.2%	42.8%	50.9%

Operating income	658,669	20,832	10,716	—	690,217	(39,972)	650,245
Percent	16.9%				17.7%	12.4%	18.1%

Other income (expense), net	(34,055)	32,321	—	—	(1,734)	136	(1,598)

Diluted earnings per share from continuing operations (e)	1.26	0.11	0.02	0.04	1.43	(0.08)	1.36

Six Months Ended September 2018	As Reported under GAAP	Transaction and Deal Related Costs (a)	Relocation and other Restructuring Costs (b)	Impact of Tax Act (c)	Adjusted	Contribution from Acquisitions (d)	Adjusted Organic
Revenues	$6,695,532	$—	$—	$—	$6,695,532	$(572,368)	$6,123,164

Gross profit	3,359,954	7,214	2,948	—	3,370,116	(244,020)	3,126,096
Percent	50.2%				50.3%	42.6%	51.1%

Operating income	889,551	39,987	10,716	—	940,254	(60,136)	880,118
Percent	13.3%				14.0%	10.5%	14.4%

Other income (expense), net	(54,721)	32,010	—	—	(22,711)	130	(22,581)

Diluted earnings per share from continuing operations (e)	1.66	0.15	0.02	0.03	1.87	(0.12)	1.75

(a) Transaction and deal related costs include acquisition and integration costs related to the acquisitions of Williamson-Dickie and the Icebreaker® and Altra® brands, which totaled $8.4 million and $27.2 million for the three and six months ended September 2018, respectively. The costs also include separation and related expenses associated with the planned spin-off of the Jeans business of $12.5 million for the three and six months ended September 2018. Additionally, the costs include estimated non-operating losses on sale related to the expected divestitures of the Reef® brand and Van Moer business, totaling $32.3 million in the three and six months ended September 2018. The transaction and deal related costs resulted in a net tax benefit of $7.7 million and $11.2 million in the three and six months ended September 2018, respectively.

(b) Relocation and other restructuring costs for the three and six months ended September 2018 primarily include costs associated with the relocation of VF’s global headquarters and certain brands to Denver, Colorado. The costs resulted in a net tax benefit of $2.7 million for the three and six months ended September 2018.

(c) On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Act”). Measurement period adjustments related to the provisional net charge were recorded during the three and six months ended September 2018, resulting in net tax expense of $15.8 million and $12.9 million for the respective periods.
(d) The contribution from acquisitions represents the operating results of Williamson-Dickie for the three and six months ended September 2018, the operating results of Icebreaker® beginning on the acquisition date of April 3, 2018 and the operating results of Altra® beginning on the acquisition date of June 1, 2018. The operating results of all acquisitions exclude transaction and deal related costs. The contribution from acquisitions resulted in tax expense of $8.4 million and $11.6 million for the three and six months ended September 2018, respectively.
(e) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impacts were calculated using 401,939,000 and 400,744,000 weighted average common shares for the three and six months ended September 2018, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis, on an adjusted basis, which excludes the impact of transaction and deal related costs, relocation and other restructuring costs and the provisional impact of tax reform, and on an adjusted organic basis, which excludes the operating results of Williamson-Dickie, Icebreaker® and Altra®. Contribution from acquisitions also excludes transaction and deal related costs. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF’s underlying business trends and the performance of VF’s ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF’s operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Six Months Ended September 2017

(Unaudited)

(In thousands, except per share amounts)

Three Months Ended September 2017	As Reported under GAAP	Transaction and Deal Related Costs (a)	Adjusted
Revenues	$3,392,934	$—	$3,392,934

Gross profit	1,703,893	—	1,703,893
Percent	50.2%		50.2%

Operating income	575,527	4,890	580,417
Percent	17.0%		17.1%

Diluted earnings per share from continuing operations (b)	1.19	0.01	1.20

Six Months Ended September 2017	As Reported under GAAP	Transaction and Deal Related Costs (a)	Adjusted
Revenues	$5,661,554	$—	$5,661,554

Gross profit	2,830,037	—	2,830,037
Percent	50.0%		50.0%

Operating income	735,203	4,890	740,093
Percent	13.0%		13.1%

Diluted earnings per share from continuing operations (b)	1.46	0.01	1.46

(a) Transaction and deal related costs for the three and six months ended September 2017 include acquisition and integration costs related to the acquisition of Williamson-Dickie. The transaction and deal related costs resulted in a net tax benefit of $1.6 million in the three and six months ended September 2017.
(b) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impact was calculated using 397,384,000 and 398,948,000 weighted average common shares for the three and six months ended September 2017, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of transaction and deal related expenses associated with the acquisition of Williamson-Dickie. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF’s underlying business trends and the performance of VF’s ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF’s operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Top 5 Brand Revenue Information (Unaudited)

	Three Months Ended September 2018				Six Months Ended September 2018
Top 5 Brand Revenue Growth	Americas	EMEA	APAC	Global	Americas	EMEA	APAC	Global
Vans®
% change	34%	8%	26%	26%	35%	17%	30%	30%
% change constant currency*	36%	9%	28%	27%	36%	14%	27%	30%
The North Face®
% change	2%	16%	1%	5%	1%	17%	10%	6%
% change constant currency*	3%	17%	3%	7%	2%	16%	9%	6%
Timberland®
% change	(3)%	(2)%	3%	(2)%	0%	0%	(3)%	(1)%
% change constant currency*	(2)%	(1)%	4%	(1)%	1%	(1)%	(4)%	(1)%
Wrangler®
% change	(3)%	(18)%	(9)%	(5)%	1%	(9)%	(7)%	0%
% change constant currency*	(1)%	(16)%	(1)%	(3)%	2%	(11)%	(2)%	1%
Lee®
% change	(8)%	(11)%	(10)%	(9)%	(6)%	(4)%	(1)%	(4)%
% change constant currency*	(7)%	(8)%	(7)%	(7)%	(5)%	(5)%	(2)%	(4)%

*Refer to constant currency definition on previous pages.

VF CORPORATION Supplemental Financial Information Geographic and Channel Revenue Information (Unaudited)

	Three Months Ended September 2018			Six Months Ended September 2018
	% Change	% Change Constant Currency*	% Change Organic (a)	% Change	% Change Constant Currency*	% Change Organic (a)
Geographic Revenue Growth
U.S.	17%	17%	7%	19%	19%	9%
EMEA	11%	12%	4%	16%	15%	8%
APAC	15%	17%	5%	20%	19%	9%
China	21%	23%	12%	30%	28%	20%
Americas (non-U.S.)	19%	27%	4%	21%	27%	4%
International	13%	15%	4%	18%	18%	8%

	Three Months Ended September 2018			Six Months Ended September 2018
	% Change	% Change Constant Currency*	% Change Organic (a)	% Change	% Change Constant Currency*	% Change Organic (a)
Channel Revenue Growth
Wholesale (b)	14%	15%	3%	17%	17%	6%
Direct-to-consumer	19%	20%	13%	20%	20%	15%
Digital	48%	49%	31%	51%	50%	32%

	As of September
	2018 (c)	2017
DTC Store Count
Total	1,520	1,432

*Refer to constant currency definition on previous pages.

(a) Excludes the operating results of Williamson-Dickie, Icebreaker® and Altra®. Refer to Non-GAAP financial information on “Reconciliation of Select GAAP Measures to Non-GAAP Measures” page for additional information.

(b) Royalty revenues are included in the wholesale channel for all periods.
(c) The September 2018 DTC store count includes 98 Williamson-Dickie, Icebreaker® and Altra® stores.

CONTACT:
VF Corporation
Joe Alkire, 336-424-7711
Vice President, Corporate Development, Investor Relations and Financial Planning & Analysis
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications